Exhibit 10.17

SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Second Amendment, dated June 4, 2021(the “Second Amendment”), shall form a part of that certain Securities Purchase Agreement, dated February 11, 2020 (the “Purchase Agreement”), as amended by that certain First Amendment to Securities Purchase Agreement, dated July 7, 2020 (the “First Amendment” and together with the Purchase Agreement, the “Agreement”), among Bonne Santé Group, Inc., a Delaware corporation (the “Buyer”), Doctors Scientific Organica L.L.C., a Florida limited liability company (“DSO”), Oyster Management Services Ltd, a Florida limited partnership (“Oyster”), Lawee Enterprises L.L.C., a Florida limited liability company (“Lawee”), and U.S. Medical Care Holdings, L.L.C., a Florida limited liability company (“US Medical” and, together with DSO, Oyster and Lawee, the “Companies”), and Dr. Sasson E. Moulavi, an individual (“Seller”). The Buyer, the Companies and the Seller may each be referred to herein individually as a “Party” or together as the “Parties.”

To the extent that the term of this Second Amendment conflict with these contained in the Agreement, the terms of this Second Amendment shall control. Capitalized terms not defined herein shall have the meanings assigned to them on the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the Parties agree as follows:

1. The definition of “Adjusted EBITDA” in Section 1.1 of the Agreement shall be deleted in its entirety.

2. The definition of “Closing Working Capital” in Section 1.1 of the Agreement shall be amended to read as follows:

““Closing Working Capital” means the difference, as of the Closing Date, between (a) the sum of Required Cash on Hand, accounts receivable, inventory, capitalized work in process, prepaid expenses and other current assets of the Companies, which shall be reflected on the Closing Date Balance Sheet, less (b) the accounts payable, customer deposits, sales taxes payable, and the current liabilities of the Companies as reflected on the Closing Date Balance Sheet, in each case, determined in accordance with GAAP.”

3. The definition of “Minimum Working Capital” in Section 1.1 of the Agreement shall be amended to read as follows:

““Minimum Working Capital Requirement” means the average monthly working capital for the twelve-month period ended April 30, 2021, which shall include the Required Cash on Hand, but shall not include the McKesson Claim as a part of the Accounts Payable.

4. The definition of “Preliminary Working Capital” in Section 1.1 of the Agreement shall be amended to read as follows:

“Preliminary Working Capital means the difference, as of the Closing Date, between (a) the sum of Required Cash on Hand, accounts receivable, inventory, capitalized work in process, prepaid expenses and other current assets of the Companies, which shall be reflected on the Closing Date Balance Sheet, less (b) the accounts payable, customer deposits, sales taxes payable, and the current liabilities of the Companies as reflected on the Preliminary Balance Sheet, in each case, determined in accordance with GAAP.”

5. Section 1.1 of the Agreement shall be amended for the addition of the following definitions:

“Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, among DSO, the Seller, the Buyer and the Escrow Agent, in a form to be agreed among the Parties thereto.

“McKesson Claim” means $103,873 relating to a claim by McKesson Specialty Care Distribution Corp.

“PPP Loan” means that certain loan under the Paycheck Protection Program between US Century Bank and DSO, in the original principal amount of $356,438.72.

“Required Cash On Hand” means $430,000 in Cash to remain in bank accounts maintained by the Companies at the time of Closing.

6. Section 2.1 of the Agreement shall be amended to read as follows:

“Purchase and Sale of the Securities. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to the Seller for the Securities in the aggregate at the Closing Twelve Million Dollars ($12,000,000) (the “Purchase Price”), subject to adjustment as described in Section 2.2 below, by delivery of (i) cash in the amount of Six Million Dollars ($6,000,000) (the “Cash Portion”) payable by wire transfer or delivery of other immediately available funds to one or more accounts at banks identified by Seller to Buyer in writing at least two (2) business days prior to the Closing Date, (ii) a convertible promissory note (“Buyer Note I”) in a form to be mutually agreed to between the Buyer and the Seller in the aggregate principal amount of Three Million Dollars ($3,000,000), and (iii) a non-convertible promissory note (“Buyer Note II,” and together with Buyer Note I the “Buyer Notes”) in the form to be mutually agreed to in the aggregate principal amount of Three Million Dollars ($3,000,000). The Buyer Notes will each bear interest at the rate of 6% per annum and will be amortized on a 60-month straight line basis with a balloon payment on the 36th month. The Buyer Notes will be subordinated to the senior indebtedness of the Buyer and the Companies and will have a subordinated security interest (after the senior secured indebtedness) covering all of the assets of the Companies.”

7. Section 2.2(a) of the Agreement shall be deleted in its entirety and replaced with:

“[RESERVED]”.

8. Section 2.2(c) of the Agreement shall be amended to read as follows:

“In the event the Seller does not agree with the Closing Date Balance Sheet, the Seller shall so inform the Buyer in writing within 20 days of the Seller’s receipt thereof, such writing to set forth the objections of the Seller in reasonable detail. If the Seller and the Buyer cannot reach agreement as to any disputed matter regarding differences between the Preliminary Balance Sheet and the Closing Date Balance Sheet or as to the calculation of working capital as shown thereon within 15 days after notification by the Seller to the Buyer of a dispute, they shall forthwith refer the dispute to an Independent Accounting Firm mutually agreeable to the Seller and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within 20 days after such disputed items are referred to it. If the Buyer and the Seller are unable to agree on the choice of an Independent Accounting Firm, they shall select an Independent Accounting Firm by lot from up to three firms proposed by each of the Seller and Buyer (after excluding their respective regular outside accounting firms). Each of the Seller and the Buyer shall bear one-half of the costs of such accounting firm. The decision of the accounting firm with respect to all disputed matters relating to the Preliminary Balance Sheet and the Closing Date Balance Sheet or as to the calculation of working capital as shown thereon shall be deemed final and conclusive and shall be binding upon the Seller and the Buyer. In addition, if the Seller does not object to within the 20-day period referred to above, the Closing Date Balance Sheet shall be deemed final and conclusive and binding upon the Seller and the Buyer.”

9. Section 2.2(d) of the Agreement shall be amended to read as follows:

“Adjustment for Outstanding Indebtedness. The Cash Portion shall be decreased by the amount of any outstanding indebtedness of the Companies for borrowed money existing as of the Closing Date and the deducted amount shall be utilized to pay off such outstanding indebtedness except as set forth in Section 2.4 (c) below.”

10. Section 2.4(c) is hereby added to the Agreement and shall read as follows:

“(c) At the Closing, the Cash Portion shall be decreased by an amount equal to the outstanding balance of the PPP Loan as of the Closing Date (the “Escrow Amount”), which will be delivered to US Century Bank (the “Escrow Agent”) for deposit into an escrow account (the “Escrow Account”) to be established pursuant to the terms of the Escrow Agreement.”

11. Section 4.5 of the Agreement shall be amended to read as follows:

“Financial Statements. Section 4.5 of the Company Disclosure Schedule contains true and complete copies of (i) the unaudited, combined balance sheet of the Companies for the two years ended December 31, 2020 and December 31, 2019 and the interim period from January 1, 2021 through March 31, 2021; and (ii) the related unaudited statements of income, members’ or partners’ equity and cash flows for the two years ended December 31, 2020 and December 31, 2019 and the interim period from January 1, 2021 through March 31, 2021 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, on that basis, fairly present, in all material respects, the financial condition, results of operations and cash flows of the Companies as of the indicated dates and for the indicated periods.”

12. Section 4.22 of the Agreement shall be amended to read as follows:

“Customers and Suppliers. Section 4.22 of the Company Disclosure Schedule sets forth a correct and complete list of the top 20 customers and top 20 suppliers of the Companies during the fiscal year ended December 31, 2020 and indicates with respect to each the name, address and dollar volume of business with the Companies (including the primary categories, based on purchases or sales, of products or services bought or sold). The Companies are not required to provide any material bonding or other financial security arrangements in connection with their transactions with any customer or supplier required to be disclosed on Section 4.22 of the Company Disclosure Schedule except as set forth therein. Since the date of the Financial Statements, no customer or supplier required to be disclosed on Section 4.22 of the Company Disclosure Schedule has terminated its relationship with, or materially reduced its purchases from or sales to, the Companies.”

13. Section 6.9 of the Agreement shall be amended to read as follows:

“Transfer of Cash and Cash Equivalents. On or prior to the Closing, the Companies and Seller will transfer, or cause to be distributed all cash and cash equivalents of the Companies to pay any fees owed by Companies to brokers or advisors (including termination fees under any advisory agreement), any indebtedness for borrowed money and for such other purposes as determined by the Companies and Seller; provided, however, that the Companies shall have an amount in cash in its corporate bank account and on hand at the Closing, which shall remain with the Companies, that is equal to a minimum of $430,000 in the aggregate.”

14. Section 6.13 is hereby added to the Agreement and shall read as follows:

“PPP Loan.  The Company has applied for forgiveness of the PPP Loan in accordance with U.S. Small Business Administration (“SBA”) Procedural Notice # 5000-20057. At the Closing, the Parties are delivering from the Cash Portion the Escrow Amount to Escrow Agent to be held by Escrow Agent in accordance with the terms of this Section 6.13 and the Escrow Agreement. Within five (5) days following the Closing Date, the Parties shall cooperate to cause the Companies to furnish the following information to Escrow Agent and the U.S. Small Business Administration: (i) the identity of Buyer; (ii) the ownership percentage(s) of Buyer; (iii) the Tax ID/ EIN for any owner holding 20% or more of the Companies; and (iv) a copy or summary of terms of the Escrow Agreement. The Escrow Agent shall deliver from the Escrow Amount to the Seller any outstanding balance under the PPP Loan that is forgiven by the SBA, and any remaining PPP Loan amounts that are not forgiven by the SBA shall be paid to the SBA from the Escrow Amount in reduction of the PPP Loan.”

15. Section 8.1(c) of the Agreement shall be amended to read as follows:

“by either the Buyer or the Seller if the Closing does not occur on or before the date that that is forty-five (45) days after the date of this Agreement. The right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;”

16. All other terms and conditioned contained within the Agreement shall remain in full force and effect.

17. Counterparts. This Second Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be duly executed as of the date first above written.

BUYER:

BONNE SANTÉ GROUP, INC.

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Title:	Executive Chairman

COMPANIES:

DOCTORS SCIENTIFIC ORGANICA L.L.C.

By:	/s/ Sasson E. Moulav
Name:	Dr. Sasson E. Moulavi
Title:	CEO

OYSTER MANAGEMENT SERVICES LTD

By:	/s/ Sasson E. Moulav
Name:	Dr. Sasson E. Moulavi
Title:	CEO

LAWEE ENTERPRISES L.L.C.

By:	/s/ Sasson E. Moulav
Name:	Dr. Sasson E. Moulavi
Title:	CEO

U.S. MEDICAL CARE HOLDINGS, L.L.C.

By:	/s/ Sasson E. Moulav
Name:	Dr. Sasson E. Moulavi
Title:	CEO

SELLER:

DR. SASSON E. MOULAVI

/s/ Sasson E. Moulav

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